Exhibit 99.1

Media Relations Contact:
Brian Ziel (831.439.5429) brian.ziel@seagate.com

Investor Relations Contact:
Rod Cooper (831.439.2371) rod.j.cooper@seagate.com

SEAGATE TECHNOLOGY REPORTS FISCAL THIRD QUARTER 2009 RESULTS

- Cash balance increases to $1.5 billion

- Exceeds revenue outlook; reports revenue of $2.1 billion

- Expects ongoing margin improvement and return to profitability within fiscal year 2010

SCOTTS VALLEY, CA – April 21, 2009 – Seagate Technology (NASDAQ: STX) today reported results for the quarter ended April 3, 2009 of 38 million disk drive unit shipments, revenue of $2.1 billion, a net loss of $273 million and net loss per share of $0.56. Net loss and net loss per share for the quarter include $18 million of purchased intangibles amortization and other charges associated with acquisitions, and restructuring and related accelerated depreciation charges of $36 million. The aggregate impact of these items is a $54 million loss or approximately $0.11 per share loss. Of the $36 million for restructuring and related accelerated depreciation charges, $11 million was for accelerated depreciation charges recorded in product development expense and $25 million was restructuring and substantially relates to global headcount reductions.

For the nine months ended April 3, 2009 the company reported results of disk drive unit shipments of 123 million, revenue of $7.5 billion, a net loss of $3.0 billion, and net loss per share of $6.17. Net loss and net loss per share include $56 million of purchased intangibles amortization and other charges associated with acquisitions, charges related to restructuring activities of $181 million, a charge of $271 million that reflects an unfavorable adjustment to the valuation allowance related to the company’s deferred tax assets and a $2.3 billion charge relating to the write-off of goodwill and other long-lived assets. The aggregate impact of these items is a $2.8 billion reduction in earnings, or a decrease of approximately $5.75 per share. Of the $181 million in restructuring related charges, $55 million was for accelerated depreciation charges, with $30 million recorded in cost of revenue and $25 million in product development expense. The majority of the remaining balance of the restructuring charges relate to global headcount reductions.

Seagate Technology Reports Fiscal Third Quarter 2009 Results

“I am encouraged by the progress we’re making in improving our operational performance,” said Steve Luczo, Seagate chairman and chief executive officer. “As a result, assuming a relatively stable business environment, we believe we can improve margins and reach profitability within fiscal year 2010.”

Business Outlook

While there are signs of improved visibility, the ongoing uncertainty in global economic conditions makes it difficult to predict product demand and other related matters, which makes it more likely that Seagate’s actual results could differ materially from current expectations.

For the June quarter, in light of the company’s view of the current market environment, the company is planning for the overall demand for disk drives to be relatively flat as compared to the March quarter. Consequently, the company expects revenue to be approximately $1.9 - $2.2 billion and gross margin as a percent of revenue to improve by 300-400 basis points as compared to the March quarter. Product development and marketing/administrative costs are expected to decrease to approximately $340 million while other income and expense is expected to be an expense of approximately $40 million. Net loss per share is expected to be between $0.37 - $0.47, which includes approximately $41 million or $0.08 per share for restructuring, purchased intangibles amortization and other charges associated with acquisitions.

The fiscal fourth quarter 2009 outlook does not include the impact of any future mergers, acquisitions, dispositions or other business combinations, financing or potential new restructuring activities the company may undertake.

As part of the company’s ongoing cost structure alignment, additional restructuring actions are currently being addressed. The company believes opportunities exist to reduce operating costs in product development, marketing/administrative and manufacturing areas to target a cost structure that generates positive cash flow and earnings within its fiscal year 2010. Consequently, the company expects to incur restructuring charges in the June quarter of an undetermined amount.

Seagate Technology Reports Fiscal Third Quarter 2009 Results

Cash and Liquidity

The company remains focused on building liquidity and strengthening its balance sheet over the long-term. To that end, Seagate has taken actions and obtained sources of liquidity to support the business while the current negative economic condition persists. The results of these decisions and actions include:

•

On April 3, 2009, Seagate entered into a Second Amended and Restated Credit Agreement the purpose of which is to increase the company’s flexibility in meeting its obligations under its existing credit agreement, executed on September 19, 2006.

•

On April 16, 2009, Seagate priced $430 million of 10% senior secured second-priority notes due 2014. The net proceeds are expected to be used for general corporate purposes, including the repayment or repurchase of all or some of the company’s $300 million aggregate principal amount of floating rate senior notes due October 1, 2009 and other indebtedness.

•	Cash, cash equivalents and short-term investments increased $172 million quarter-over-quarter, to $1.5 billion.

•

Compared to the prior quarter, days sales outstanding (DSO) was down five days to 37 days, days payable outstanding (DPO) decreased by one day to 63 days and days of inventory outstanding (DIO) decreased by 11 days to 26. In aggregate, our cash conversion cycle decreased by 15 days to zero. Improvement in DSO reflects the linearity of shipments during the quarter, while the improvement in DIO is a result of reducing inventory by roughly 28%.

•

Investment in capital equipment during the March quarter was $59 million and for the first nine months of the company’s fiscal year 2009 was approximately $553 million. The company currently expects fiscal 2009 investment in capital equipment to be approximately $650 million. Based on the company’s current macroeconomic view it expects fiscal year 2010 capital investment to be approximately $450 million.

•

Management has recommended and the board has adopted a policy of not paying a quarterly dividend. This action coupled with the reduction of the dividend in January 2009 reduces cash obligations by about $230 million annually.

Additional information relating to the financial results for the third fiscal quarter of 2009 can be found online at seagate.com.

Seagate Technology Reports Fiscal Third Quarter 2009 Results

Conference Call

Seagate will hold a conference call to review the fiscal third quarter results at 2:00 p.m. Pacific Time today. The conference call can be accessed online at seagate.com or by phone as follows:

USA: (877) 223-6202

International: (706) 679-3742

Conference ID: 90458329

Replay

A replay will be available beginning today at 6:00 p.m. Pacific Time through April 28 at 8:59 p.m. Pacific Time. The replay can be accessed from seagate.com or by phone as follows:

USA: (800) 642-1687

International: (706) 645-9291

Conference ID: 90458329

About Seagate

Seagate is the worldwide leader in the design, manufacture and marketing of hard disk drives and storage solutions, providing products for a wide-range of applications, including Enterprise, Desktop, Mobile Computing, Consumer Electronics and Branded Solutions. Seagate’s business model leverages technology leadership and world-class manufacturing to deliver industry-leading innovation and quality to its global customers, with the goal of being the time-to-market leader in all markets in which it participates. The company is committed to providing award-winning products, customer support and reliability to meet the world’s growing demand for information storage. Seagate can be found around the globe and at http://www.seagate.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to the company’s future operating and financial performance, including expected revenue, net loss and product competition, customer demand for our products, the impact of our recent and anticipated cost reduction efforts and general market conditions. These forward-looking statements are based on information available to Seagate as of the date of this press release. Current expectations, forecasts and assumptions involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks, uncertainties, and other factors may be beyond the company’s control. In particular, uncertainty in global economic conditions pose a risk to the overall economy as consumers and businesses may defer purchases in response to tighter credit and negative financial news. Such risks and uncertainties also include the impact of the variable demand and the aggressive pricing environment for disk drives, particularly in view of current business and economic conditions; dependence on Seagate’s ability to successfully qualify, manufacture and sell its disk drive products in increasing volumes on a cost-effective basis and with acceptable quality, particularly the new disk drive products with lower cost structures; the impact of competitive product announcements and possible excess industry supply with respect to particular disk drive products; and our ability to achieve projected cost savings in connection with our anticipated and announced restructuring plans. Information concerning risk, uncertainties and other factors that could cause results to differ materially from those projected in the forward-looking statements is contained in the company’s Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission on August 13, 2008, and in the company’s Quarterly Report on Form 10-Q as filed with the U.S. Securities and Exchange Commission on February 10, 2009, which statements are incorporated into this press release by reference. These forward-looking statements should not be relied upon as representing the company’s views as of any subsequent date and Seagate undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

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Seagate Technology Reports Fiscal Third Quarter 2009 Results

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	April 3, 2009	June 27, 2008 (a)
ASSETS
Cash and cash equivalents	$1,352	$990
Short-term investments	129	151
Accounts receivable, net	872	1,410
Inventories	577	945
Deferred income taxes	150	274
Other current assets	464	502

Total Current Assets	3,544	4,272

Property, equipment and leasehold improvements, net	2,355	2,464
Goodwill	31	2,352
Other intangible assets, net	62	111
Deferred income taxes	453	616
Other assets, net	181	305

Total Assets	$6,626	$10,120

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term borrowings	$350	$—
Accounts payable	1,389	1,652
Accrued employee compensation	117	440
Accrued warranty	216	226
Accrued expenses	448	599
Accrued income taxes	9	10
Current portion of long-term debt	320	360

Total Current Liabilities	2,849	3,287
Long-term accrued warranty	230	219
Long-term accrued income taxes	167	210
Other non-current liabilities	116	148
Long-term debt, less current portion	1,680	1,670

Total Liabilities	5,042	5,534

Shareholders’ Equity	1,584	4,586

Total Liabilities and Shareholders’ Equity	$6,626	$10,120

(a)	The information in this column was derived from the Company’s audited consolidated balance sheet as of June 27, 2008.

Seagate Technology Reports Fiscal Third Quarter 2009 Results

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	April 3, 2009	March 28, 2008	April 3, 2009	March 28, 2008
Revenue	$2,150	$3,104	$7,452	$9,809

Cost of revenue	1,993	2,288	6,448	7,295
Product development	243	254	738	758
Marketing and administrative	134	164	424	484
Amortization of intangibles	13	15	41	41
Restructuring and other, net	25	20	126	52
Impairment of goodwill and other long-lived assets	—	—	2,290	—

Total operating expenses	2,408	2,741	10,067	8,630

Income (loss) from operations	(258)	363	(2,615)	1,179

Interest income	3	16	15	51
Interest expense	(35)	(30)	(95)	(96)
Other, net	1	—	(26)	13

Other income (expense), net	(31)	(14)	(106)	(32)

Income (loss) before income taxes	(289)	349	(2,721)	1,147
Provision for (benefit from) income taxes	(16)	5	284	45

Net income (loss)	$(273)	$344	$(3,005)	$1,102

Net income (loss) per share:
Basic	$(0.56)	$0.68	$(6.17)	$2.11
Diluted	(0.56)	0.65	(6.17)	2.02
Number of shares used in per share calculations:
Basic	489	507	487	522
Diluted	489	530	487	549

Seagate Technology Reports Fiscal Third Quarter 2009 Results

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	For the Nine Months Ended
	April 3, 2009	March 28, 2008
OPERATING ACTIVITIES
Net income (loss)	$(3,005)	$1,102
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	707	631
Stock-based compensation	70	86
Impairment of goodwill and other long-lived assets	2,290	—
Deferred income taxes	295	17
Other non-cash operating activities, net	(8)	(10)
Changes in operating assets and liabilities:
Accounts receivable	534	(8)
Inventories	368	(279)
Accounts payable	(263)	614
Accrued expenses, employee compensation and warranty	(590)	147
Other assets and liabilities	233	(157)

Net cash provided by (used in) operating activities	631	2,143

INVESTING ACTIVITIES
Acquisition of property, equipment and leasehold improvements	(553)	(637)
Proceeds from sale of fixed assets	4	29
Purchases of short-term investments	(124)	(439)
Maturities and sales of short-term investments	146	425
Proceeds from sale of investment in equity securities	11	—
Acquisitions, net of cash acquired	—	(78)
Other investing activities, net	4	15

Net cash provided by (used in) investing activities	(512)	(685)

FINANCING ACTIVITIES
Proceeds from short-term borrowings	350	—
Repayment of long-term debt	(20)	(34)
Proceeds from exercise of employee stock options and employee stock purchase plan	45	172
Dividends to shareholders	(132)	(159)
Repurchases of common shares	—	(1,284)
Other financing activities, net	—	2

Net cash provided by (used in) financing activities	243	(1,303)

Increase (decrease) in cash and cash equivalents	362	155
Cash and cash equivalents at the beginning of the period	990	988

Cash and cash equivalents at the end of the period	$1,352	$1,143